Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 12, 2003, in the Registration Statement (Form S-4 No. 333-xxxxxx) and related Prospectus of MediaNews Group, Inc. for the registration of $300,000,000 of 6 7/8% Senior Subordinated Notes due 2013.




/s/ Ernst & Young LLP

Denver, Colorado
February 18, 2004